Exhibit 5.3

Fredrikson & Byron, P.A. Attorneys and Advisors 60 South Sixth Street, Suite 1500 Minneapolis, MN 55402-4400 Main: 612.492.7000 fredlaw.com

February 11, 2025

Thomson Reuters Corporation

333 Bay Street, Suite 300

Toronto, Ontario M5H 2R2, Canada

TR Finance LLC

610 Opperman Drive

Eagan, Minnesota 55123

West Publishing Corporation

610 Opperman Drive

Eagan, Minnesota 55123

RE: Registration Statement on Forms F-10 and F-4

Ladies and Gentlemen:

We have acted as special counsel to West Publishing Corporation, a Minnesota corporation (the “Company”), in connection with the filing with the U.S. Securities and Exchange Commission of a joint registration statement on Forms F-10 and F-4 (the “Pre-Effective Registration Statement”) on the date hereof by Thomson Reuters Corporation, a corporation organized under the laws of Ontario (“TRC”), TR Finance LLC, a Delaware limited liability company (“TRF”), Thomson Reuters Applications Inc., a Delaware corporation (“TRA”), Thomson Reuters (Tax & Accounting) Inc. (“TRTA”), a Texas corporation, and the Company (together with TRA and TRTA, the “Subsidiary Guarantors”). We have been informed that the Pre-Effective Registration Statement relates to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of (i) certain debt securities to be issued by TRF (the “New Notes”) in exchange for certain outstanding debt securities of TRC and (ii) guarantees of the New Notes by the Company (the “Guarantees”) and the other Subsidiary Guarantors. The New Notes will be issued pursuant to (i) an indenture, a form of which is referenced as an exhibit to the Pre-Effective Registration Statement (the “Base Indenture”), to be entered into by and among TRF, TRC, and the Subsidiary Guarantors, Computershare Trust Company of Canada, as trustee, and Deutsche Bank Trust Company Americas, as trustee, and (ii) supplemental indentures to the Base Indenture, a form of which is referenced as an exhibit to the Pre-Effective Registration Statement (the “Supplemental Indentures”), to be entered into by and among TRF, TRC, and the Subsidiary Guarantors, Computershare Trust Company of Canada, as trustee, and Deutsche Bank Trust Company Americas, as trustee.

We are members of the Bar of the State of Minnesota, and we have not considered, and do not express any opinion as to, the laws of any jurisdiction other than the State of Minnesota, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

February 11, 2025 Page 2 of 8

Without limiting the generality of the foregoing limitations (and without expanding in any way any of the opinions that are set forth in this letter), we express no opinion regarding the legality, validity, binding effect or enforceability of the New Notes, the Base Indenture, the Supplemental Indentures, the Guarantees, or any other agreement or document.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the articles of incorporation of the Company, as amended to date as in effect on the date hereof (the “Articles”), (ii) the bylaws of the Company, as amended to date and as in effect on the date hereof (the “Bylaws,” and, together with the Articles, the “Governing Documents”), (iii) the Base Indenture and the Supplemental Indentures, (iv) a Certificate of Good Standing, dated February 10, 2025, issued by the Office of the Minnesota Secretary of State in relation to the Company (the “Certificate of Good Standing”); and (v) resolutions of the Board of Directors of the Company related to the Guarantees, the Base Indenture, and the Supplemental Indentures. We have also examined originals, or copies certified to our satisfaction, of such corporate records of the Company and other instruments, certificates of public officials and representatives of the Company and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to certain facts material to this opinion letter, we have relied without independent verification upon oral and written statements and representations of officers and other representatives of the Company.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.	The Company is a corporation formed under the laws of the State of Minnesota, is registered to do business as a corporation, and is in good standing under the laws of the State of Minnesota.

2.

The Company has the necessary corporate power and authority under the laws of the State of Minnesota to execute, deliver and perform the Base Indenture and the Supplemental Indentures and has taken all corporate action necessary, as of the date of this opinion, to authorize the Base Indenture and the Supplemental Indentures and to perform its obligations thereunder.

3.	The execution and delivery by the Company of the Base Indenture and the Supplemental Indentures will not:

a.	violate the Governing Documents of the Company, or

b.	the Minnesota Business Corporations Act.

February 11, 2025 Page 3 of 8

The opinions expressed herein are subject in all respects to the following additional assumptions, qualifications, limitations, conditions and exclusions:

1.

We express no opinion as to any agreement other than the Base Indenture and the Supplemental Indenture. With respect to the Base Indenture and the Supplemental Indentures, including the Guarantees contained therein, we express no opinion as to enforceability.

2.	In rendering the opinions set forth in Paragraph 1 above, we have relied solely upon the Certificate of Good Standing.

3.

We have assumed that the Company currently is, and at the time of entering into the Base Indenture and the Supplemental Indentures and at the time of the issuance of any Guarantees will be, a direct or indirect wholly-owned subsidiary of TRF and will receive adequate and sufficient consideration therefor.

This opinion is rendered as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law that may come to our attention.

This opinion has been prepared solely in connection with the transmitting for filing of the Pre-Effective Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, or used for any other purpose, without our prior written consent.

We hereby consent to the filing of a copy of this opinion as an exhibit to the Pre-Effective Registration Statement and to the reference to us as local counsel under the heading “Legal Matters” in the base prospectus to be filed in relation to the Base Indenture and the Supplemental Indentures. In addition, we consent to Torys LLP’s reliance as to matters of Minnesota law upon this opinion letter in connection with the rendering of its opinion of even date herewith concerning the Guarantees, but only to the extent of the opinions specifically set forth herein. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

[Signature Page Follows]

February 11, 2025 Page 4 of 8

Very truly yours,

/s/ FREDRIKSON & BYRON, P.A.

/s/ Andrew Nick
By:	Andrew Nick
Its:	Vice President